SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                 FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                    Commission File Number:  0-30917

                     GLOBAL WATER TECHNOLOGIES, INC.
         (Exact Name of Registrant as specified in its Charter)


          1767 Denver West Boulevard   Golden, Colorado  80401
          (Address of Principal Executive Offices)   (Zip Code)

                             (303) 215-1100
          (Registrant's Telephone Number, including area code)

       Securities registered pursuant to Section 12(g) of the Act:

                      COMMON STOCK, $.0006 PAR VALUE
        (Title of each class of securities covered by this Form)

                                  None
   -------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]     Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]
     Rule 12h-3(b)(1)(i)  [X]     Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 211

     Pursuant to the requirements of the Securities and Exchange Act of 1934, Global Water Technologies, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

                              Global Water Technologies, Inc.


Date: August 13, 2002        By: /s/ GEORGE A. KAST
                                -----------------------------
                                George A. Kast,
                                Chief Executive Officer